Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-36148, 333-89549 and 333-41450) pertaining to the Software.com 1995 Stock Plan, the 1999 Employee Stock Purchase Plan, the Mobility.Net Corporation 1999 Stock Option Plan, the bCandid Corporation 1999 Equity Incentive Plan and Options under the Stock Option Agreements of our report dated July 12, 2000 with respect to the supplemental consolidated financial statements of Software.com, Inc. included in this Current Report on Form 8-K dated July 17, 2000.

/s/ Ernst & Young LLP

Woodland Hills, California
July 17, 2000